Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
Second Quarter Fiscal 2006 Financial Results
Company Posts Year-Over-Year Sales Growth of 22.2%
FY 2006 Revenue Growth Forecast Increased to Between 13% — 15%
Announces Initial Entry into Long Gun Market Segment
SPRINGFIELD, Mass., December 7, 2005 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 153-year old company in the global business of safety, security, protection and sport, today announced financial results for the second quarter ended October 31, 2005.
Second Quarter Financial Results (in millions, except EPS):
Net product sales were $35.5 million for the quarter ended October 31, 2005, an increase of 22.2% over net product sales of $29.1 million for the comparable quarter of 2004. Firearms sales for the second quarter of fiscal 2006 grew 25.5% over the quarter ended October 31, 2004. The increase in firearm sales reflected a 54.3% increase in pistol sales as well as a 14.5% increase in revolver sales.
Net income for the quarter ended October 31, 2005 was $692,377, or $.02 per diluted share, as compared with $2.1 million, or $.06 per diluted share, for the quarter ended October 31, 2004. The results for the quarter ended October 31, 2005 included $579,011 in stock option expense relative to our recent election under FAS 123(R), compared with $119,582 for the quarter ended October 31, 2004. The impact of that option expense election on the quarter ended October 31, 2005 was to reduce net income by approximately $0.01 per diluted share. In addition, results for the quarter ended October 31, 2004 included $4.1 million in one-time insurance benefits, which on an after-tax basis increased net income in that previous quarter by approximately $2.1 million, or $.06 per diluted share.
Gross profit of $10.5 million, or 29.3%, for the quarter ended October 31, 2005 was lower than gross profit of $12.4 million, or 41.8%, for the comparable quarter of 2004. The gross profit for the quarter ended October 31, 2004 included the $4.1 million in one-time insurance benefits. Without the impact of that one-time insurance event, gross profit for the quarter ended October 31, 2004 would have been $8.3 million, or 27.9%. On a year-over-year basis, we increased quarterly net product sales by $6.5 million and converted approximately $2.3 million, or 35% of that amount, into gross margin. We continue to improve our production and labor efficiencies, which resulted in savings of approximately $166,000 over the comparable quarter ended October 31, 2004.
Operating expenses of $9.3 million for the quarter ended October 31, 2005 increased $1.2 million over operating expenses of $8.1 million for the comparable quarter in 2004. Sales and marketing expenses increased as expected due to our investment in a NASCAR program and marketing programs supporting the launch of the Military & Police pistol series. In June of the current fiscal year, we announced that we intended to early adopt Statement of Financial Accounting Standards No. 123(R), “Share-based Payment (Revised 2004)” (SFAS 123(R)) using the modified retrospective application method. Consequently, we have restated prior periods to reflect the impact of SFAS 123(R). The adoption of SFAS 123(R) resulted in additional stock compensation expense of $579,011 for the quarter ended October 31, 2005 compared with stock compensation expense of $119,582 for the quarter ended October 31, 2004. We also incurred approximately $484,000 in consulting fees relative to the implementation of Sarbanes-Oxley 404 compliance. Finally, we incurred $398,500 in payroll tax expense relative to the exercise of warrants by, and repurchase of warrants from, two of our original investors during the second quarter of fiscal 2006.
Net cash outflow from operations for the six months ended October 31, 2005 was $3.6 million compared with $1.1 million for the six months ended October 31, 2004. Capital expenditures for the six months ended October 31, 2005 were $6.0 million, or $2.1 million, higher than the $3.9 million spent in the six months ended October 31, 2004. We had short-term borrowings of $4.5 million at October 31, 2005.
Michael Golden, President and CEO, said, “I am pleased with the progress we made this quarter on several fronts. First, our 25.5% growth rate in firearms sales was fueled by a follow-on order to the U.S. government for Afghanistan soldiers. We have received three orders this year from the U.S. government for shipment to Afghanistan, which reflects the effectiveness of a newly established segment of the Smith & Wesson sales team that focuses on growing our business with the military and federal government. In fact, military and federal government firearms sales, which were virtually non-existent one year ago, have so far totaled over $4.4 million for the first six months of fiscal 2006. With regard to firearms sold into the sporting goods channel, during the second quarter, we completed our transition from a sales network of independent manufacturers representatives to a directly employed, Smith & Wesson sales force. We believe this new organization is beginning to have positive impact. International sales have increased by over 51% for the first six months of this fiscal year. We believe the launch of our new Military & Police (M&P) pistol series, announced earlier this week, will help support continued strong growth in each of these markets, as well as the law enforcement market. Response to this exciting new polymer pistol series, designed specifically for law enforcement and military users, has been tremendously positive.”
“We made notable operating improvements in our Springfield factory in the areas of manufacturing processes, supply chain management, and lean manufacturing practices. In November, efficiencies allowed us to return to a five-day work schedule throughout most of our machining operations, from the seven-day schedule we implemented in January of this year. The transition went extremely well, with production rates for the month of November meeting, and in some cases exceeding, the levels we were achieving under the seven-day schedule. This change, coupled with others, will begin to contribute to improved gross margins beginning in the third quarter of fiscal 2006.”
Accounting Matters
Results for the quarter ended October 31, 2004 have been restated to correct the accounting for certain stock awards under APB 25 and the adoption of SFAS 123(R).
Updated Outlook for Fiscal 2006
We are raising our sales expectations and now expect net product sales for fiscal 2006 to increase by 13% to 15% over fiscal 2005 compared with our earlier expectations of growth in the 10% to 12% range, excluding potential additional revenue from new business ventures we may pursue. This increase is expected to come from improved sales penetration of the current sporting goods channel and new sales in law enforcement, fueled by enhancements to our sales organization structure and the introduction of the M&P pistol series in December 2005. The multiple orders we have received so far in fiscal 2006 from the U.S. government give us confidence that our sales to the federal government will continue to grow. We also expect that the international trade channels will continue to yield higher year-over-year-sales levels, supported by new product introductions, including the M&P pistol series.
Estimated gross profit, as a percentage of product sales and licensing revenue, is expected to increase from 29.1%, before the impact of the one-time insurance recovery last year, to approximately 31% in fiscal 2006. We have adjusted our gross margin expectation down slightly compared with previous estimates, due entirely to oil and natural gas cost increases that have occurred as a result of Hurricane Katrina. Generally, electricity rates are expected to nearly triple by January 2006 compared with pre-Hurricane Katrina levels. While we are exploring alternative energy sources and implementing conservation programs in an effort to reduce the impact, we anticipate our energy costs will increase by $800,000 for fiscal 2006 over our initial expectations. Our adjusted gross margin expectation of 31% for fiscal 2006 incorporates this higher, anticipated energy expense.
As a percentage of sales and licensing, operating expenses in fiscal 2006, excluding the favorable environmental adjustment in the first quarter, are still expected to increase slightly compared with prior year levels as we expand our sales and marketing resources and activities. We expect our interest expense in fiscal 2006 to be approximately $1.5 million, substantially lower than fiscal 2005 levels, reflecting our refinancing activities in January 2005.
Net income for fiscal 2006 is still expected to increase to between $6.9 million and $7.5 million, or between $.19 and $.20 per diluted share. Though we have increased our sales growth expectations, rising utility costs will offset the benefit of this increased sales volume. Our current expectation includes an anticipated compensation expense relative to SFAS 123 (R) of $1.9 million, or $.03 per share. While we are not providing quarterly guidance, we expect that the fourth quarter will be significantly stronger than the third quarter. This is due to our M&P start-up, launch, and production ramp-up costs, as well as the brunt of the increased energy costs.
Golden added, “We focused heavily during the second quarter on efforts to diversify and grow our business and have now identified several opportunities. We have decided to enter a segment of the long-gun market and plan to introduce our first new products in that category at SHOT Show, our industry’s major event, at the Las Vegas Convention Center in February 2006. The long-gun market presents a tremendous opportunity to leverage the historic Smith & Wesson brand name and to further develop our reputation as a company in the business of safety, security, protection and sport. We look forward to sharing more details of this entry in February. We are very excited at the prospect of returning Smith &Wesson to the long gun market after a 21 year absence.”
Conference Call
The Company will host a conference call today, December 7, 2005, to discuss its second quarter results and its outlook for 2006. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at
www.smith-wesson.com under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2006; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns). The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2005.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	October 31, 2005	April 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$497,694	$4,081,475
Accounts receivable, net of allowance for doubtful accounts of $66,522 on October 31, 2005 and $75,000 on April 30, 2005	19,477,616	18,373,713
Inventories	23,413,728	19,892,581
Other current assets	3,607,764	2,388,286
Deferred income taxes	5,560,354	6,119,561
Income tax receivable	263,660	3,701

Total current assets	52,820,816	50,859,317

Property, plant and equipment, net	20,926,999	16,726,361
Intangibles, net	354,603	364,908
Notes receivable	1,007,565	1,029,812
Deferred income taxes	6,478,008	7,806,702
Other assets	4,529,507	5,205,246

	$86,117,498	$81,992,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,605,985	$12,034,692
Accrued other expenses	4,943,883	4,898,517
Accrued payroll	3,718,139	3,220,730
Accrued taxes other than income	619,737	589,449
Accrued profit sharing	770,694	2,403,019
Accrued workers compensation	421,000	536,773
Accrued product liability	2,550,616	2,524,996
Deferred revenue	4,836	15,646
Derivative valuation — short-term	1,306,800	—
Current portion of notes payable	6,137,839	1,586,464

Total current liabilities	31,079,529	27,810,286

Notes payable	15,197,862	16,028,424

Other non-current liabilities	7,484,969	11,062,459

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 shares on on October 31, 2005 and April 30, 2005 issued and outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 39,206,647 shares on October 31, 2005 and 31,974,017 shares on April 30, 2005 issued and outstanding	39,207	31,974
Additional paid-in capital	29,740,245	27,744,819
Deferred compensation	(118,338)	—
Retained earnings (deficit)	2,694,024	(685,616)

Total stockholders’ equity	32,355,138	27,091,177

	$86,117,498	$81,992,346

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the Six Months Ended:

		Restated
	October 31, 2005	October 31, 2004

Cash flows from operating activities:
Net income	$3,379,640	$3,573,409
Adjustments to reconcile net income to cash used for operating activities:
Amortization and depreciation	2,052,951	1,095,054
Gain on disposal of IdentiKit		(450,515)
Gain on disposal of assets	(10,780)	(7,405)
Write-off of patents	—	39,741
Deferred taxes	1,887,901	2,112,714
Provision for losses on accounts receivable	9,800	6,500
Provision for excess and obsolete inventory	330,507	385,713
Stock option expense	854,511	210,303
Market valuation adjustment stock warrants	118,800	—
Warrants issued as part of sale of common stock	(1,188,000)	—
Changes in operating assets and liabilities
(Increase) decrease in assets:
Accounts receivable	(1,113,703)	5,315,417
Inventories	(3,851,654)	(1,879,842)
Other current assets	(1,219,478)	(2,887,847)
Income tax receivable	3,701	(318)
Note receivable	22,247	20,955
Other assets	420,183	1,330,090
Increase (decrease) in liabilities:
Accounts payable	(1,428,707)	(1,028,872)
Accrued payroll	497,409	(904,818)
Accrued profit sharing	(1,632,325)	(725,696)
Accrued taxes other than income	30,288	(6,390)
Accrued other expenses	(73,434)	(158,670)
Accrued income taxes	32,388	—
Accrued workers compensation	(115,773)	75,000
Accrued product liability	25,620	(314,352)
Other non-current liabilities	(3,577,490)	(3,513,321)
Derivative valuation	1,306,800	—
Deferred revenue	(10,810)	(256,887)

Net cash (used for) provided by operating activities	(3,249,408)	2,029,963

Cash flows from investing activities:
Proceeds from sale of marketable securities	—	1,518,493
Reductions in collateralized cash deposits	—	323,531
Payments to acquire patents	(2,489)	(17,306)
Proceeds from sale of IdentiKit		300,000
Proceeds from sale of property and equipment	35,901	7,465
Payments to acquire property and equipment	(6,010,360)	(3,903,186)

Net cash (used for) provided by investing activities	(5,976,948)	(1,771,003)

Cash flows from financing activities:
Payment on notes payable, Tomkins	—	(1,417,782)
Proceeds from loans and notes payable	4,500,000	—
Proceeds from exercise of options to acquire common stock	461,481	476,184
Proceeds from sale of common stock	24,612,888	123,307
Repurchase of warrants	(23,950,701)	—
Compensation expense — Non-employee stock option	(118,338)	—
Proceeds from exercise of warrants to acquire common stock	916,432	—
Payments on loans and notes payable, unrelated parties	(779,187)	(559,914)

Net cash provided by (used for) financing activities	5,642,575	(1,378,205)

Net decrease in cash and cash equivalents	(3,583,781)	(1,119,245)
Cash and cash equivalents, beginning of year	4,081,475	5,510,663

Cash and cash equivalents, end of period	$497,694	$4,391,418

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
		Restated		Restated
	October 31, 2005	October 31, 2004	October 31, 2005	October 31, 2004
Net product and services sales	$35,536,967	$29,078,039	$67,386,690	$56,846,914
License revenue	482,213	526,018	1,282,190	922,768
Cost of products and services sold	25,469,628	17,210,562	48,444,544	35,982,629
Cost of license revenue	4,750	4,663	80,645	33,821

Gross profit	10,544,802	12,388,832	20,143,691	21,753,232

Operating expenses:
Research and development, net	102,026	38,184	141,866	75,323
Selling and marketing	3,770,483	3,160,186	7,720,760	6,021,436
General and administrative	5,434,206	4,901,362	9,314,047	8,579,016
Environmental expense	—	—	(3,087,810)	—

Total operating expenses	9,306,715	8,099,732	14,088,863	14,675,775

Income from operations	1,238,087	4,289,100	6,054,828	7,077,457

Other income (expense):
Other income (expense)	178,786	(107,687)	221,677	207,306
Interest income	39,651	101,049	58,155	183,299
Interest expense	(362,282)	(819,261)	(911,619)	(1,654,638)

	(143,845)	(825,899)	(631,787)	(1,264,033)

Income before income taxes	1,094,242	3,463,201	5,423,041	5,813,424
Income tax expense	401,865	1,356,791	2,043,401	2,240,015

Net income	$692,377	$2,106,410	$3,379,640	$3,573,409
Other comprehensive income:	—	—	—	—

Comprehensive income	$692,377	$2,106,410	$3,379,640	$3,573,409

Weighted average number of common equivalent shares outstanding, basic	35,858,826	31,279,739	33,988,252	31,144,761

Net income per share, basic	$0.02	$0.07	$0.10	$0.11

Weighted average number of common equivalent shares outstanding, diluted	39,662,462	36,329,973	39,290,302	36,278,796

Net income per share, diluted	$0.02	$0.06	$0.09	$0.10